Exhibit 99.1

For Immediate Release

September 20, 2016

U.S. Energy Corp. Executes Earnings & Participation Agreement for Acquisition

of Interest in Previously Announced Wattenberg Development Program

DENVER, Colorado – September 20, 2016 (GLOBE NEWSWIRE) - U.S. Energy Corp. (NASDAQ: USEG), a Wyoming corporation (the “Company”), has entered into an Earnings & Participation Agreement (the “Agreement”) on a previously announced project with IronHorse Resources LLC, a Delaware limited liability company (“IronHorse”), pursuant to which the Company will earn interests in certain IronHorse Farmout Agreements to participate in developing three core areas in the DJ Basin, Wattenberg Field, Weld County, Colorado.

Under the Agreement, the Company will obtain working interests averaging 11.6% in 21 horizontal wells to be drilled in the A, B, and C benches of the Niobrara formation and the Codell formation.

The DJ Basin is a crude oil and liquids rich natural gas play located in Northeastern Colorado and Southeastern Wyoming.  The Company believes that the Wattenberg Field of the DJ Basin offers attractive economics at current strip prices for oil and gas.  The DJ Basin Wattenberg was discovered in 1970 and is one of the 15 largest developments of gas in the country.

The development program is slated to begin later this year and drill into mid-2017. The Company’s commitment will cost approximately $9.6 million for drilling and completing the wells, and is estimated to generate revenue of approximately $4.9 million in each of the first two years of the program net to the Company, at projected 2017 prices of $47.00/BO and $2.78/MCF and assuming future strip pricing and differentials. The Company estimates that the project could generate a 43% increase in reserves at a finding and development cost of $12.18/ BOE, resulting in a ROR of 31% and a ROI of 2.4.

The transaction is a continuation of the transformation of the Company to solely focus on its ongoing oil and gas business.  The Company previously announced a restructuring of the company by reducing its overhead costs, moving the corporate headquarters to Denver, Colorado for better access to financial services and to improve access to oil and gas deal flow.

David Veltri, CEO and President of the Company stated, “U.S. Energy Corp is glad to have secured the development projects for our shareholders and look forward to the drilling phase of the operation to begin before year end. The experienced DJ Basin companies and seasoned individuals with IronHorse make this a great opportunity.  We hope to grow our position in the DJ Basin while leveraging this experience into an operated position in the future.  We continue to look for acquisitions of producing properties and drillable acreage positions, consolidating our current positions in the Bakken and Eagle Ford trends in addition to divesting nonstrategic assets.”

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company is headquartered in Denver, Colorado and trades on the NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Forward-Looking Statement

Safe Harbor for forward-looking statements: Statements in this release looking forward in time, including statements regarding the proposed transaction and its expected benefits to the Company, involve known and unknown risks and uncertainties, which may cause U.S. Energy Corp.’s actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be limited to, a potential inability to enter into definitive agreements relating to the transaction, close the transaction, finance future capital expenditures relating to the properties and achieve the anticipated benefits of the transaction, changes in the prices received by the Company for oil and natural gas, regulatory limitations on the Company’s operations, and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission, which are incorporated herein by reference. The Company does not undertake to update any forward-looking statement.

For further information, please contact:

David Veltri

CEO and President

U.S. Energy Corp.

1-800-776-9271

david@usnrg.com

Source: U.S. Energy Corp.